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                                                                   EXHHIBIT 99.1

                                 MARK W. HIINES
                                1403 JEWELL DRIVE
                               COLUMBIA, TN 38401

                                  July 22, 2004

Mr. Marc R. Lively, President and CEO
Chairman Eslick Daniel
Members of the Board of Directors
Community First Bank & Trust
501 South James M. Campbell Boulevard
Columbia, TN 38402

Re: Letter of Resignation

Dear Mr. Lively:

         Pursuant to Paragraph 4(b) of my employment agreement (the "Agreement") with Community First Bank & Trust, dated May 15, 2002, I hereby tender my resignation as an officer, employee and director of both Community First Bank & Trust and Community First, Inc., effective this date.

         Pursuant to Paragraph 4(a) of the Agreement, an Event of Termination that gives rise to the provisions of Paragraph 4(b) occurs in the event that my function, duties, or responsibilities, which cause my position to become one of lesser responsibility, importance, or scope from the those described in Sections 1 and 2 of the Agreement. You have notified me that the Board of Directors has voted to change my title and job description, and you have indicated that I have until Monday, July 28, 2004, to decide whether I intend to remain with the Bank. I understand that this mandate waives the 60-day notice provision under Paragraph 4(b) of the Agreement. I invoke the provisions of Paragraph 4 and elect to be compensated in a lump sum amount equal to twelve (12) months' Base Salary. In addition, I understand that I am entitled to accrued vacation pay through July 21, 2004. I will expect to receive a check in this total amount no later than Friday, July 23, 2004.

         In addition, I understand that the Bank is required to continue my life, medical, dental and disability coverage substantially identical to the coverage maintained by the Bank during my services as an Executive of the Bank for a period of twelve (12) months at the Bank's expense. A COBRA notice should be issued effective this date. I understand that I will be responsible for any COBRA-mandated coverage extensions beyond the first 12 months, at my option.

         In addition, pursuant to Paragraph 12 of the Agreement, I understand that I am entitled to receive all such moneys from the Bank's 401(k) Plan to which I am entitled pursuant to the Plan.

         In exchange for relinquishing the right to exercise one-half (1/2) of the stock options to which I am entitled. I request that the Bank waive the provisions of Paragraph 12 of the Agreement which would prevent me from working for a business that competes with the Bank in


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either Columbia or Mount Pleasant. This would give the Company additional options to grant to others and permit me an opportunity to make a living closer to my home.

         I have, with a Bank employee witness present, removed all of my personal belongings from the Bank and have, on the evening of July 21, 2004, left my Bank-owned automobile in the parking lot and the car keys on your desk. I have not removed any Bank-owned property or confidential information or privileged documents from the Bank.

         Please call me at 931-388-8836 to confirm receipt of this letter of resignation and to discuss the waiver of the non-competition provision of the Agreement in exchange for which I will relinquish my right to exercise one-half of the stock options to which I am entitled.

                                            Sincerely,



                                            /s/ Mark W. Hines

                                            Mark W. Hines